Exhibit 99.1
Enterprise Reports 2020 Results

Houston, Texas (Wednesday, February 3, 2021) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) today announced its financial results for the three months and year ended December 31, 2020.

Year Ended 2020 Results

Enterprise reported net income attributable to common unitholders for 2020 of $3.8 billion, or $1.71 per unit on a fully diluted basis, compared to $4.6 billion, or $2.09 per unit on a fully diluted basis for 2019.  Net income for 2020 and 2019 was reduced by non-cash, asset impairment and related charges of approximately $891 million, or $0.40 per fully diluted unit, and $133 million, or $0.06 per fully diluted unit, respectively.  The impairment charges recorded in 2020 were primarily for goodwill associated with the partnership’s Natural Gas Pipelines & Services segment and for certain long-lived assets, including those associated with our marine transportation business and natural gas gathering and processing facilities.

Net cash flow provided by operating activities, or cash flow from operations (“CFFO”), for 2020 was $5.9 billion compared to $6.5 billion for 2019.  CFFO for 2020 and 2019 was reduced by $768 million and $457 million, respectively, for the net effect of changes in operating, or working capital, accounts.  Free cash flow (“FCF”), which is defined as CFFO less cash used in investing activities plus net cash contributions from non-controlling interests, increased 8 percent to $2.7 billion for 2020 from $2.5 billion for 2019.

Distributable cash flow (“DCF”) was $6.4 billion for 2020 compared to $6.6 billion for 2019. DCF provided 1.6 times coverage of the distributions declared with respect to 2020.  Enterprise retained $2.5 billion of DCF in 2020 to reinvest in the partnership and provide additional financial flexibility.

Distributions declared with respect to 2020 increased 1.1 percent to $1.785 per common unit compared to 2019.  The total payout ratio of CFFO to common unitholders with respect to 2020 was 70 percent, which includes distributions declared of $3.9 billion and $200 million of common unit buybacks.  In addition, the partnership’s distribution reinvestment and employee unit purchase plans purchased $137 million of Enterprise common units on the open market in 2020.

“We are extremely thankful and proud of Enterprise’s employees for their dedication and perseverance in responding to the challenges and opportunities during 2020 caused by the effects of the pandemic,” stated A. J. “Jim” Teague, co-chief executive officer of Enterprise’s general partner.  “The diversification of Enterprise’s fee-based businesses, storage assets, marketing activities and cost control enabled us to generate $6.4 billion of distributable cash flow for 2020, which was just 3 percent shy of the record distributable cash flow we earned in 2019.  This level of cash flow provided 1.6 times coverage of the $3.9 billion in distributions to limited partners with respect to 2020, covered $200 million of unit buybacks and enabled us to self-fund over 75 percent of our $3 billion of growth capital expenditures for the year.  This performance supported our 22nd consecutive year of distribution growth.  We also preserved our strong balance sheet.”

“We are optimistic that the combination of the vaccines, significant government stimulus and shorter economic cycles associated with pandemics and natural disasters will lead to the world emerging from this economic sudden stop in 2021.  We are encouraged by the early signs of a rebound in the global economy that we see through strong domestic and international demand for NGLs, ethylene and propylene and the continuing recovery in the demand for refined products,” said Teague.

“There are still numerous uncertainties and headwinds for the U.S. energy industry as we begin 2021.  The world, with its growing population of almost 8 billion people, including 3 billion living in energy poverty, is evolving and we will evolve with it.  We have a successful track record of using technology to become more efficient and repurposing assets to adapt to changes in energy market fundamentals.  We believe we are in a position of financial strength to manage through this period.  Our financial objectives today are consistent with those when we went public in 1998:  building a company that is sustainable for the long-term by maintaining financial flexibility and preserving a strong balance sheet; investing in organic growth projects and acquisitions with attractive returns on capital; and prudently returning capital to our limited partners,” stated Teague.

“In 2021, Enterprise has three major growth capital projects scheduled to begin commercial operations: an expansion of one of the partnership’s ethane pipelines serving the petrochemical industry on the U.S. Gulf Coast (first quarter 2021); our Gillis natural gas pipeline that will deliver Haynesville production to LNG markets in southwestern Louisiana (fourth quarter of 2021); and a hydrotreater in Mont Belvieu that will remove sulfur in natural gasoline (second half of 2021).  These projects will provide new sources of cash flow to the partnership,” continued Teague.

“We continue to look at opportunities to increase our use of renewable power and to economically reduce emissions.  We estimate by 2025 that 25 percent of our power will be from renewable sources.  In addition, several of our growth capital projects in the early stages of development are consistent with the theme of energy evolution,” said Teague.

Fourth Quarter and Full Year 2020 Financial Highlights
	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
($ in millions, except per unit amounts)
Operating income	$708	$1,418	$5,035	$6,079
Net income (1)	$366	$1,125	$3,886	$4,687
Fully diluted earnings per unit (1)	$0.15	$0.50	$1.71	$2.09
CFFO (2)	$1,600	$1,694	$5,892	$6,521
Total gross operating margin (3)	$2,063	$2,015	$8,102	$8,266
Adjusted EBITDA (3)	$2,056	$2,019	$8,056	$8,117
FCF (3)	$1,020	$497	$2,670	$2,472
DCF (3)	$1,629	$1,634	$6,407	$6,624

(1)
Net income and fully diluted earnings per common unit for the fourth quarters of 2020 and 2019 include non-cash asset impairment and related charges of approximately $800 million, or $0.36 per unit, and $82 million, or $0.04 per unit, respectively.  For the years ended December 31, 2020 and 2019, net income and fully diluted earnings per common unit include non-cash asset impairment and related charges of $891 million, or $0.40 per unit, and $133 million, or $0.06 per unit, respectively.

(2)
CFFO includes the impact of timing of cash receipts and payments related to operations. For the fourth quarter of 2020, the net effect of changes in operating accounts, which are a component of CFFO, was a net decrease of $76 million, compared to a net decrease of $48 million for the fourth quarter of 2019.  For the year ended December 31, 2020, the net effect of changes in operating accounts was a net decrease of $768 million, compared to a net decrease of $457 million for 2019.

(3)
Total gross operating margin, adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), FCF and DCF are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled later in this press release.

•
Enterprise increased its cash distribution to $0.45 per common unit with respect to the fourth quarter of 2020, which was a 1.1 percent increase compared to the  distribution declared with respect to the fourth quarter of 2019.  The distribution will be paid on February 11, 2021 to common unitholders of record as of the close of business on January 29, 2021.

•	CFFO and FCF for the fourth quarter of 2020 was $1.6 billion and $1.0 billion, respectively.

•
DCF for the fourth quarter of 2020 was $1.6 billion, which provided 1.6 times coverage of the $0.45 per common unit cash distribution.  Enterprise retained $640 million of distributable cash flow in the fourth quarter of 2020.

•
Capital investments in the fourth quarter of 2020 were $624 million, which included $556 million of investments in growth capital projects and $68 million of sustaining capital expenditures. Total capital investments for 2020 were $3.3 billion, which included $3.0 billion of investments in growth capital projects and $294 million of sustaining capital expenditures.

Fourth Quarter 2020 Volume Highlights
	Three Months Ended December 31,
	2020	2019
NGL, crude oil, refined products & petrochemical pipeline volumes (million BPD)	6.5	6.9
Marine terminal volumes (million BPD)	1.6	1.9
Natural gas pipeline volumes (TBtus/d)	13.7	13.8
NGL fractionation volumes (MBPD)	1,316	1,097
Propylene plant production volumes (MBPD)	104	89
Fee-based natural gas processing volumes (Bcf/d)	4.2	4.8
Equity NGL production volumes (MBPD)	143	162

As used in this press release, “NGL” means natural gas liquids, “LPG” means liquefied petroleum gas, “BPD” means barrels per day, “MBPD” means thousand barrels per day, “MMcf/d” means million cubic feet per day, “Bcf/d” means billion cubic feet per day, “BBtus/d” means billion British thermal units per day and “TBtus/d” means trillion British thermal units per day.

“Enterprise reported a resilient fourth quarter of 2020 generating $2.1 billion of gross operating margin and $1.6 billion of distributable cash flow compared to $2.0 billion and $1.6 billion, respectively, for the fourth quarter of 2019.  The partnership reported record operational or financial performance for our NGL fractionation, propylene, NGL export, and octane enhancement businesses.  This was partially offset by lower gross operating margin in our natural gas gathering, processing and marketing businesses; South Texas and Seaway crude oil pipelines and our refined products-related businesses,” stated Teague.

Review of Fourth Quarter 2020 Segment Performance

Enterprise reported total gross operating margin of $2.1 billion for the fourth quarter of 2020 compared to $2.0 billion for the fourth quarter of 2019.  Gross operating margin for the fourth quarters of 2020 and 2019 included net non-cash, mark-to-market activity, which were net gains of $26 million and net losses of $25 million, respectively.  Below is a summary review of each business segment’s performance.

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines & Services segment was $1.1 billion for both fourth quarters of 2020 and 2019.

Enterprise’s natural gas processing and related NGL marketing business reported gross operating margin of $289 million for the fourth quarter of 2020 compared to $330 million of gross operating margin for the fourth quarter of 2019.  Enterprise’s natural gas processing plants reported a $48 million decrease in gross operating margin for the fourth quarter of 2020 compared to the fourth quarter of 2019, primarily attributable to lower processing margins and volumes, including $20 million of losses related to hedging activities.  Certain plants in Louisiana and Mississippi were also impacted by lower production from the Gulf of Mexico as a result of producer shut-ins associated with two hurricanes in early October. Total fee-based processing volumes were 4.2 Bcf/d in the fourth quarter of 2020 compared to 4.8 Bcf/d in the fourth quarter of 2019.  Equity NGL production this quarter was 143 MBPD compared to 162 MBPD in the same quarter of 2019.  Gross operating margin from Enterprise’s NGL marketing activities increased $6 million for the fourth quarter of 2020 compared to the same quarter in 2019.

Gross operating margin from the partnership’s NGL pipelines and storage business was $662 million for the fourth quarter of 2020 compared to $663 million for the fourth quarter of 2019.  NGL pipeline transportation volumes decreased to 3.7 million BPD in the fourth quarter of 2020 from 3.9 million BPD in the fourth quarter of 2019.  NGL marine terminal volumes increased 9 percent to a record 800 MBPD for the fourth quarter of 2020 from 732 MBPD reported for the same quarter of 2019, primarily due to higher LPG exports from the Enterprise Hydrocarbons Terminal (“EHT”) on the Houston Ship Channel.
Gross operating margin from EHT, the related Channel Pipeline and Morgan’s Point ethane marine terminal increased $20 million, primarily due to a 73 MBPD increase in LPG exports and a 68 MBPD increase in transportation volumes on the related Channel Pipeline.  EHT loaded record LPG volumes of 668 MBPD during the fourth quarter of 2020.
Enterprise’s NGL pipelines in South Louisiana, including the South Louisiana NGL pipeline system, Lou-Tex, Tri-State, and Wilprise NGL pipelines and the Aegis ethane pipeline, reported an aggregate $17 million decrease in gross operating margin for the fourth quarter of 2020 compared to the same quarter in 2019, primarily due to the effects of the hurricanes.
Gross operating margin from the partnership’s NGL fractionation business increased   $51 million, or 35 percent, to a record $193 million for the fourth quarter of 2020.  NGL fractionation volumes increased 20 percent to 1.3 million BPD in the fourth quarter of 2020, compared to 1.1 million BPD in the fourth quarter of 2019.  Enterprise’s Mont Belvieu NGL fractionators reported a $58 million increase in gross operating margin due to a net 331 MBPD increase in fractionation volumes.  The partnership’s tenth and eleventh NGL fractionators in the Mont Belvieu area were put into service in March and September of 2020, respectively.
Crude Oil Pipelines & Services – Gross operating margin from the Crude Oil Pipelines & Services segment increased $12 million to $428 million for the fourth quarter of 2020 from $416 million for the fourth quarter of 2019.  Gross operating margin included non-cash, mark-to-market losses of $9 million in the fourth quarter of 2020 compared to losses of $14 million in the fourth quarter of 2019.  Total crude oil pipeline transportation volumes were 2.0 million BPD for the fourth quarter of 2020 compared to 2.3 million BPD for the fourth quarter of 2019.  Total crude oil marine terminal volumes were 529 MBPD for the fourth quarter of 2020 compared to 926 MBPD for the same quarter in 2019.
Aggregate gross operating margin from Enterprise’s Midland-to-ECHO Pipeline System and related activities increased $5 million for the fourth quarter of 2020 versus the fourth quarter of 2019.  Total system transportation volumes increased 32 MBPD, net to the partnership’s interest.  The partnership’s West Texas pipeline system reported a $13 million decrease in gross operating margin for the fourth quarter of 2020 compared to the same quarter of 2019, primarily due to a 28 MBPD decrease in volumes and lower average fees between the two periods.

Gross operating margin from the South Texas Crude Oil Pipeline System decreased $17 million in the fourth quarter of 2020 compared to the same quarter in 2019, due to lower transportation volumes of 54 MBPD and lower blending revenues.  Enterprise’s share of gross operating margin associated with the Seaway Pipeline decreased $9 million, primarily due to lower average transportation fees and volumes. Transportation and marine volumes on the Seaway Pipeline decreased 142 MBPD and 58 MBPD, respectively, on a net basis.
Gross operating margin from crude oil export activities at marine terminals on the Houston Ship Channel and Beaumont increased $8 million over the fourth quarter of 2019, primarily due to higher average fees and storage and other revenues, partially offset by decreased revenues from lower loading volumes of 316 MBPD.
Gross operating margin from the partnership’s crude oil marketing activities increased $33 million over the fourth quarter of 2019, primarily due to higher average sales margins, including a $4 million benefit from non-cash, mark-to-market activities.
Natural Gas Pipelines & Services – Gross operating margin for the Natural Gas Pipelines & Services segment was $226 million for the fourth quarter of 2020 compared to $238 million for the fourth quarter of 2019. Total natural gas transportation volumes were 13.7 TBtus/d this quarter compared to 13.8 TBtus/d for the same quarter of 2019.

Enterprise’s Permian Basin gathering system reported an $11 million increase in gross operating margin for the fourth quarter of 2020 compared to the same quarter in 2019.  This increase was primarily attributable to an 809 BBtus/d increase in gathering volumes and higher condensate sales that were partially offset by lower gathering fees.  The increase in volumes on the Permian Basin gathering system was associated with the expansion of the Orla natural gas processing facility and the start-up of the Mentone natural gas processing plant in December 2019.

Gross operating margin from the Texas Intrastate System increased $9 million for the fourth quarter of 2020 compared to the same quarter of 2019, primarily due to higher capacity reservation fees, an increase in transportation volumes and lower maintenance costs. Natural gas pipeline volumes for this system were 4.6 TBtus/d for the fourth quarter of 2020 versus 4.5 TBtus/d for the fourth quarter of 2019.

Enterprise’s East Texas and Haynesville gathering pipeline systems reported an aggregate $13 million decrease in gross operating margin on a combined 313 BBtus/d decrease in gathering volumes compared to the fourth quarter of 2019.  Gross operating margin for the Acadian Gas System decreased by $3 million for the fourth quarter of 2020 compared to the same quarter of 2019, primarily due to lower capacity reservation fees and a 94 BBtus/d decrease in transportation volumes on the Haynesville Extension Pipeline.

Aggregate gross operating margin from the Jonah, San Juan and Piceance gathering systems decreased by $4 million for the fourth quarter of 2020 versus the fourth quarter of 2019.  Aggregate volumes on these systems decreased by 519 BBtus/d for the fourth quarter of 2020 compared to the fourth quarter of the prior year.

Gross operating margin from natural gas marketing activities decreased $12 million for the fourth quarter of 2020 compared to the same quarter in 2019 primarily due to lower marketing volumes and average sales margins, and a decrease in non-cash, mark-to-market activity.

 Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment increased 27 percent, or $63 million to $297 million for the fourth quarter of 2020 from $234 million for the fourth quarter of 2019.  Total segment pipeline transportation volumes were up 19 percent to 867 MBPD this quarter versus 729 MBPD for the same quarter in 2019, and marine terminal volumes were up 20 percent to 297 MBPD this quarter compared to the same quarter of 2019.

The partnership’s propylene business reported a $91 million increase in gross operating margin to a record $169 million for the fourth quarter of 2020.  Total propylene production volumes increased 17 percent to 104 MBPD for the fourth quarter of 2020 from 89 MBPD in the fourth quarter of 2019.  Enterprise’s propylene production facilities located at Mont Belvieu, which includes its propylene fractionators and propane dehydrogenation (“PDH”) unit, contributed $85 million to the quarterly increase in gross operating margin, including $30 million from the PDH facility.  This increase was primarily due to higher sales margins, higher average fees, lower maintenance expenses related to the propylene fractionation facilities and an 8 MBPD increase in propylene production from the PDH facility, which on average operated at its nameplate capacity of 25 MBPD for the fourth quarter of 2020.  Higher average export fees led to a $3 million increase in gross operating margin from the propylene export terminals, which benefited from a 26 percent increase in export volumes to 24 MBPD in the fourth quarter of 2020 as compared to the fourth quarter of 2019.

Gross operating margin from ethylene exports, pipelines, and related services increased $11 million this quarter compared to the fourth quarter of 2019.  The partnership’s ethylene export marine terminal, which was placed into partial service in December 2019 and full service in December 2020, had gross operating margin of $5 million in the fourth quarter of 2020 on loading volumes of 12 MBPD net to our 50 percent interest at the terminal.
Enterprise’s refined products pipeline and related activities reported a $14 million decrease in gross operating margin for the fourth quarter of 2020 compared to the fourth quarter of 2019, primarily due to an $18 million decrease in gross operating margin from our TE Products Pipeline System, primarily due to a 22 MBPD reduction in NGL transportation volumes and lower deficiency fees that were partially offset by higher refined products fees.
Gross operating margin from Enterprise’s octane enhancement, isobutane dehydrogenation (“iBDH”) and related operations for the fourth quarter of 2020 decreased $19 million as a result of lower average sales margins, partially offset by higher sales volumes and lower maintenance expenses.

The partnership’s PDH and octane enhancement facilities are scheduled for planned turnarounds during the first quarter of 2021.  We expect these plants to be out of service for approximately 45 days and 24 days, respectively, during the first quarter, with completion of the octane enhancement turnaround expected in April 2021.  In addition, we expect to incur approximately $115 million of sustaining capital expenditures associated with these turnarounds in 2021.
Capitalization

Total debt principal outstanding at December 31, 2020 was $30.1 billion, including $2.6 billion of junior subordinated notes, to which the debt rating agencies ascribe partial equity content. At December 31, 2020, Enterprise had consolidated liquidity of approximately $6.1 billion, comprised of $5 billion of available borrowing capacity under its revolving credit facilities and $1.1 billion of unrestricted cash on hand.

Capital Investments

Total capital investments in the fourth quarter of 2020 were $624 million, which included investments in growth capital projects of $556 million and $68 million of sustaining capital expenditures.  Total capital investments in 2020 were $3.3 billion, which included investments in growth capital projects of $3.0 billion and $294 million of sustaining capital expenditures.

For 2021 and 2022, we currently expect growth capital investments on sanctioned projects to be approximately $1.6 billion and $800 million, respectively.  These estimates do not include capital investments associated with the partnership’s proposed deepwater Seaport Oil Terminal (“SPOT”), which remains subject to governmental approval.   We currently expect sustaining capital expenditures for 2021 to be approximately $440 million, which includes $115 million of expenditures associated with the turnarounds of our PDH and octane enhancement facilities.

2020 K-1 Tax Packages

The Enterprise K-1 tax packages are expected to be made available online through our website at www.enterpriseproducts.com  on or before February 25, 2021.  The mailing of the tax packages is expected to be completed by March 5, 2021.

Conference Call to Discuss Fourth Quarter 2020 Earnings

Enterprise will host a conference call today to discuss fourth quarter 2020 earnings.  The call will be broadcast live over the Internet beginning at 9:00 a.m. (CT) and may be accessed by visiting the partnership’s website at www.enterpriseproducts.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of total gross operating margin, FCF, DCF and Adjusted EBITDA.  The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements
Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and export and import terminals; crude oil  gathering, transportation, storage and export and import terminals; petrochemical and refined products transportation, storage, export and import terminals and related services; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems.  The partnership’s assets include approximately 50,000 miles of pipelines; 260 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 billion cubic feet of natural gas storage capacity.
This press release includes forward-looking statements. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, direct and indirect effects of the COVID-19 pandemic, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:  Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812
     Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.			Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2020	2019	2020	2019
Revenues	$7,044.2	$8,005.3	$27,199.7	$32,789.2
Costs and expenses:
Operating costs and expenses	6,369.2	6,667.5	22,371.1	27,061.8
General and administrative costs	56.8	51.5	219.6	211.7
Total costs and expenses	6,426.0	6,719.0	22,590.7	27,273.5
Equity in income of unconsolidated affiliates	90.0	131.7	426.1	563.0
Operating income	708.2	1,418.0	5,035.1	6,078.7
Other income (expense):
Interest expense	(329.2)	(292.8)	(1,287.4)	(1,243.0)
Other, net	1.2	8.4	13.7	(103.0)
Total other expense	(328.0)	(284.4)	(1,273.7)	(1,346.0)
Income before income taxes	380.2	1,133.6	3,761.4	4,732.7
Benefit from (provision for) income taxes	(14.3)	(8.2)	124.3	(45.6)
Net income	365.9	1,125.4	3,885.7	4,687.1
Net income attributable to noncontrolling interests	(27.7)	(28.5)	(110.1)	(95.8)
Net income attributable to preferred units	(0.9)	–	(0.9)	–
Net income attributable to common unitholders	$337.3	$1,096.9	$3,774.7	$4,591.3
Per common unit data (fully diluted):
Earnings per common unit	$0.15	$0.50	$1.71	$2.09
Average common units outstanding (in millions)	2,201.4	2,202.2	2,202.2	2,201.7

Supplemental financial data:
Net cash flow provided by operating activities	$1,599.9	$1,694.3	$5,891.5	$6,520.5
Cash flows used in investing activities	$556.5	$1,202.7	$3,120.7	$4,575.5
Cash flows used in financing activities	$1,016.4	$1,289.4	$2,022.7	$1,945.1
Total debt principal outstanding at end of period	$30,146.4	$27,878.4	$30,146.4	$27,878.4

Non-GAAP Distributable Cash Flow (1)	$1,628.8	$1,633.6	$6,406.7	$6,623.9
Non-GAAP Adjusted EBITDA (2)	$2,055.6	$2,019.4	$8,055.7	$8,117.3
Non-GAAP Free Cash Flow (3)	$1,019.6	$497.1	$2,670.4	$2,471.6
Gross operating margin by segment:
NGL Pipelines & Services	$1,144.2	$1,136.0	$4,182.4	$4,069.8
Crude Oil Pipelines & Services	428.2	416.1	1,997.3	2,087.8
Natural Gas Pipelines & Services	225.5	238.0	926.6	1,062.6
Petrochemical & Refined Products Services	296.8	233.7	1,081.8	1,069.6
Total segment gross operating margin (4)	2,094.7	2,023.8	8,188.1	8,289.8
Net adjustment for shipper make-up rights (5)	(31.6)	(8.4)	(85.7)	(24.1)
Non-GAAP total gross operating margin (6)	$2,063.1	$2,015.4	$8,102.4	$8,265.7

(1)	See Exhibit E for reconciliation to GAAP net cash flow provided by operating activities.
(2)	See Exhibit F for reconciliation to GAAP net cash flow provided by operating activities.
(3)	See Exhibit D for reconciliation to GAAP net cash flow provided by operating activities.
(4)
Within the context of this table, total segment gross operating margin represents a subtotal and corresponds to measures similarly titled within the financial statement footnotes provided in our quarterly and annual filings with the U.S. Securities and Exchange Commission (“SEC”).

(5)
Gross operating margin by segment for NGL Pipelines & Services and Crude Oil Pipelines & Services reflects adjustments for non-refundable deferred transportation revenues relating to the make-up rights of committed shippers on certain major pipeline projects.  These adjustments are included in managements’ evaluation of segment results.  However, these adjustments are excluded from non-GAAP total gross operating margin in compliance with guidance from the SEC.

(6)	See Exhibit G for reconciliation to GAAP total operating income.

Enterprise Products Partners L.P.			Exhibit B
Selected Operating Data – UNAUDITED

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2020	2019	2020	2019
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL pipeline transportation volumes (MBPD)	3,654	3,870	3,589	3,615
NGL marine terminal volumes (MBPD)	800	732	722	626
NGL fractionation volumes (MBPD)	1,316	1,097	1,359	1,017
Equity NGL production volumes (MBPD) (2)	143	162	151	144
Fee-based natural gas processing volumes (MMcf/d) (3,4)	4,238	4,763	4,285	4,738
Crude Oil Pipelines & Services, net:
Crude oil pipeline transportation volumes (MBPD)	2,005	2,273	2,166	2,304
Crude oil marine terminal volumes (MBPD)	529	926	724	964
Natural Gas Pipelines & Services, net:
Natural gas pipeline transportation volumes (BBtus/d) (5)	13,715	13,773	13,421	14,198
Petrochemical & Refined Products Services, net:
Propylene production volumes (MBPD)	104	89	89	97
Butane isomerization volumes (MBPD)	109	109	96	109
Standalone DIB processing volumes (MBPD)	151	106	127	99
Octane enhancement and related plant sales volumes (MBPD) (6)	41	29	35	32
Pipeline transportation volumes, primarily refined products and petrochemicals (MBPD)	867	729	802	739
Refined products and petrochemicals marine terminal volumes (MBPD) (7)	297	247	262	325
Total, net:
NGL, crude oil, petrochemical and refined products pipeline transportation volumes (MBPD)	6,526	6,872	6,557	6,658
Natural gas pipeline transportation volumes (BBtus/d)	13,715	13,773	13,421	14,198
Equivalent pipeline transportation volumes (MBPD) (8)	10,135	10,496	10,089	10,394
NGL, crude oil, refined products and petrochemical marine terminal volumes (MBPD)	1,626	1,905	1,708	1,915

(1)
Operating rates are reported on a net basis, which takes into account our ownership interests in certain joint ventures, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.

(2)	Represents the NGL volumes we earn and take title to in connection with our processing activities.
(3)	Volumes reported correspond to the revenue streams earned by our gas plants. “MMcf/d” means million cubic feet per day.
(4)	Fee-based natural gas processing volumes are measured at either the wellhead or plant inlet in MMcf/d.
(5)	“BBtus/d” means billion British thermal units per day.
(6)
Reflects aggregate sales volumes for our octane additive and iBDH facilities located at our Mont Belvieu complex and our high-purity isobutylene production facility located adjacent to the Houston Ship Channel.

(7)	In addition to exports of refined products, these amounts include loading volumes at our ethylene export terminal
(8)
Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 million British thermal units (“MMBtus”) of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Enterprise Products Partners L.P.	Exhibit C
Selected Commodity Price Information – UNAUDITED

							Polymer	Refinery
	Natural			Normal		Natural	Grade	Grade
	Gas,	Ethane,	Propane,	Butane,	Isobutane,	Gasoline,	Propylene,	Propylene,
	$/MMBtu (1)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/pound (3)	$/pound (3)
2019 by quarter:
First Quarter	$3.15	$0.30	$0.67	$0.82	$0.85	$1.16	$0.38	$0.24
Second Quarter	$2.64	$0.21	$0.55	$0.63	$0.65	$1.21	$0.37	$0.24
Third Quarter	$2.23	$0.17	$0.44	$0.51	$0.66	$1.06	$0.38	$0.23
Fourth Quarter	$2.50	$0.19	$0.50	$0.68	$0.82	$1.20	$0.35	$0.21
2019 Averages	$2.63	$0.22	$0.54	$0.66	$0.75	$1.16	$0.37	$0.23

2020 by quarter:
First Quarter	$1.95	$0.14	$0.37	$0.57	$0.63	$0.93	$0.31	$0.18
Second Quarter	$1.71	$0.19	$0.41	$0.43	$0.44	$0.41	$0.26	$0.11
Third Quarter	$1.98	$0.22	$0.50	$0.58	$0.60	$0.80	$0.35	$0.17
Fourth Quarter	$2.67	$0.21	$0.57	$0.76	$0.68	$0.92	$0.41	$0.24
2020 Averages	$2.08	$0.19	$0.46	$0.59	$0.59	$0.77	$0.33	$0.18

(1)	Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of McGraw Hill Financial, Inc.
(2)	NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service.
(3)
Polymer grade propylene prices represent average contract pricing for such product as reported by IHS Chemical, a division of IHS Inc. (“IHS Chemical”).  Refinery grade propylene prices represent weighted-average spot prices for such product as reported by IHS Chemical.

	WTI	Midland	Houston	LLS
	Crude Oil,	Crude Oil,	Crude Oil	Crude Oil,
	$/barrel (1)	$/barrel (2)	$/barrel (2)	$/barrel (3)
2019 by quarter:
First Quarter	$54.90	$53.70	$61.19	$62.35
Second Quarter	$59.81	$57.62	$66.47	$67.07
Third Quarter	$56.45	$56.12	$59.75	$60.64
Fourth Quarter	$56.96	$57.80	$60.04	$60.76
2019 Averages	$57.03	$56.31	$61.86	$62.71

2020 by quarter:
First Quarter	$46.17	$45.51	$47.81	$48.15
Second Quarter	$27.85	$28.22	$29.68	$30.12
Third Quarter	$40.93	$41.05	$41.77	$42.47
Fourth Quarter	$42.66	$43.07	$43.63	$44.08
2020 Averages	$39.40	$39.46	$40.72	$41.21

(1)	West Texas Intermediate (“WTI”) prices are based on commercial index prices at Cushing, Oklahoma as measured by the NYMEX.
(2)	Midland and Houston crude oil prices are based on commercial index prices as reported by Argus.
(3)	Light Louisiana Sweet (“LLS”) prices are based on commercial index prices as reported by Platts.

The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $0.45 per gallon during the fourth quarter of 2020 versus $0.46 per gallon during the fourth quarter of 2019.  Fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices.  A change in our consolidated marketing revenues due to lower energy commodity sales prices may not result in a similar change in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also change due to comparable decreases in the purchase prices of the underlying energy commodities.

Enterprise Products Partners L.P.		Exhibit D
Free Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2020	2019	2020	2019
Free Cash Flow (“FCF”)
Net cash flow provided by operating activities (GAAP)	$1,599.9	$1,694.3	$5,891.5	$6,520.5
Adjustments to reconcile net cash flow provided by operating activities to FCF (addition or subtraction indicated by sign):
Cash used in investing activities	(556.5)	(1,202.7)	(3,120.7)	(4,575.5)
Cash contributions from noncontrolling interests	9.7	42.0	30.9	632.8
Cash distributions paid to noncontrolling interests	(33.5)	(36.5)	(131.3)	(106.2)
FCF (non-GAAP)	$1,019.6	$497.1	$2,670.4	$2,471.6

FCF is a measure of how much cash a business generates after accounting for capital expenditures such as plants or pipelines.  We believe that FCF is important to traditional investors since it reflects the amount of cash available for reducing debt, investing in additional capital projects and/or paying distributions.  Since we partner with other companies to fund certain capital projects of our consolidated subsidiaries, our determination of FCF appropriately reflects the amount of cash contributed from and distributed to noncontrolling interests.

Enterprise Products Partners L.P.			Exhibit E
Distributable Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2020	2019	2020	2019
Distributable Cash Flow (“DCF”)
Net income attributable to common unitholders (GAAP)	$337.3	$1,096.9	$3,774.7	$4,591.3
Adjustments to net income attributable to common unitholders to derive DCF (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expenses	526.8	492.6	2,071.9	1,949.3
Cash distributions received from unconsolidated affiliates	151.8	146.2	614.1	631.3
Equity in income of unconsolidated affiliates	(90.0)	(131.7)	(426.1)	(563.0)
Asset impairment and related charges	800.2	81.5	890.6	132.8
Change in fair market value of derivative instruments	(25.6)	25.2	(79.3)	27.2
Change in fair value of Liquidity Option Agreement	–	(3.5)	2.3	119.6
Deferred income tax expense (benefit)	1.4	9.1	(147.6)	20.0
Sustaining capital expenditures (1)	(67.6)	(92.7)	(293.6)	(325.2)
Other, net	(9.9)	6.2	20.2	20.0
Operational DCF	1,624.4	1,629.8	6,427.2	6,603.3
Proceeds from asset sales	4.4	3.8	12.8	20.6
Monetization of interest rate derivative instruments accounted for as cash flow hedges	–	–	(33.3)	–
DCF (non-GAAP)	1,628.8	1,633.6	6,406.7	6,623.9
Adjustments to reconcile DCF with net cash flow provided by operating activities (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	(75.5)	(48.4)	(767.5)	(457.4)
Sustaining capital expenditures	67.6	92.7	293.6	325.2
Other, net	(21.0)	16.4	(41.3)	28.8
Net cash flow provided by operating activities (GAAP)	$1,599.9	$1,694.3	$5,891.5	$6,520.5

(1)
Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets.  Such expenditures serve to maintain existing operations but do not generate additional revenues.

DCF is an important non-GAAP liquidity measure for our common unitholders since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this liquidity measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  DCF is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a common unitholder.

Enterprise Products Partners L.P.				Exhibit F
Adjusted EBITDA - UNAUDITED
($ in millions)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2020	2019	2020	2019
Net income (GAAP)	$365.9	$1,125.4	$3,885.7	$4,687.1
Adjustments to net income to derive Adjusted EBITDA (addition or subtraction indicated by sign):
Depreciation, amortization and accretion in costs and expenses	512.1	478.4	2,009.7	1,894.3
Interest expense, including related amortization	329.2	292.8	1,287.4	1,243.0
Cash distributions received from unconsolidated affiliates	151.8	146.2	614.1	631.3
Equity in income of unconsolidated affiliates	(90.0)	(131.7)	(426.1)	(563.0)
Asset impairment and related charges	800.2	81.5	890.6	132.8
Provision for (benefit from) income taxes	14.3	8.2	(124.3)	45.6
Change in fair market value of commodity derivative instruments	(25.6)	25.2	(79.3)	(67.7)
Change in fair value of Liquidity Option Agreement	–	(3.5)	2.3	119.6
Other, net	(2.3)	(3.1)	(4.4)	(5.7)
Adjusted EBITDA (non-GAAP)	2,055.6	2,019.4	8,055.7	8,117.3
Adjustments to reconcile Adjusted EBITDA to net cash flow provided by operating activities (addition or subtraction indicated by sign):
Interest expense, including related amortization	(329.2)	(292.8)	(1,287.4)	(1,243.0)
Deferred income tax expense (benefit)	1.4	9.1	(147.6)	20.0
Net effect of changes in operating accounts, as applicable	(75.5)	(48.4)	(767.5)	(457.4)
Other, net	(52.4)	7.0	38.3	83.6
Net cash flow provided by operating activities (GAAP)	$1,599.9	$1,694.3	$5,891.5	$6,520.5

Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and the viability of projects and the overall rates of return on alternative investment opportunities.

Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flow provided by operating activities.

Enterprise Products Partners L.P.				Exhibit G
Gross Operating Margin – UNAUDITED
($ in millions)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2020	2019	2020	2019
Total gross operating margin (non-GAAP)	$2,063.1	$2,015.4	$8,102.4	$8,265.7
Adjustments to reconcile total gross operating margin to total operating income (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expense in operating costs and expenses	(500.2)	(467.5)	(1,961.5)	(1,848.3)
Asset impairment and related charges in operating costs and expenses	(800.2)	(81.5)	(890.6)	(132.7)
Net gains attributable to asset sales in operating costs and expenses	2.3	3.1	4.4	5.7
General and administrative costs	(56.8)	(51.5)	(219.6)	(211.7)
Total operating income (GAAP)	$708.2	$1,418.0	$5,035.1	$6,078.7

We evaluate segment performance based on our financial measure of gross operating margin.  Gross operating margin is an important performance measure of the core profitability of our operations and forms the basis of our internal financial reporting.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.

The term “total gross operating margin” represents GAAP operating income exclusive of (i) depreciation, amortization and accretion expenses, (ii) impairment charges, (iii) gains and losses attributable to asset sales, and (iv) general and administrative costs.  Total gross operating margin includes equity in the earnings of unconsolidated affiliates, but is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Total gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.  The GAAP financial measure most directly comparable to total gross operating margin is operating income.

Total gross operating margin excludes amounts attributable to shipper make-up rights as described in footnote (5) to Exhibit A of this press release.

Enterprise Products Partners L.P.			Exhibit H
Other Information – UNAUDITED
($ in millions)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2020	2019	2020	2019
Capital investments:
Capital expenditures	$616.3	$1,229.6	$3,287.9	$4,531.7
Investments in unconsolidated affiliates	5.7	11.5	15.6	111.6
Other investing activities	1.6	4.8	20.6	16.1
Total capital investments	$623.6	$1,245.9	$3,324.1	$4,659.4

The following table summarizes the non-cash mark-to-market gains (losses) for the periods indicated:

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2020	2019	2020	2019
Mark-to-market gains (losses) in gross operating margin:
NGL Pipelines & Services	$37.0	$(5.4)	$48.4	$(5.5)
Crude Oil Pipelines & Services	(8.8)	(14.4)	20.1	80.6
Natural Gas Pipelines & Services	(3.7)	(1.5)	6.3	(0.2)
Petrochemical & Refined Products Services	1.1	(3.9)	4.5	(7.2)
Total mark-to-market impact on gross operating margin	25.6	(25.2)	79.3	67.7
Mark-to-market loss in interest expense	–	–	–	(94.9)
Total	$25.6	$(25.2)	$79.3	$(27.2)